CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.20% Notes due 2045	$250,000,000	99.814%	$249,535,000	$28,995.97

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-202565-01) filed by the registrant.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202565-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 6, 2015)

$250,000,000

Tampa Electric Company

4.20% Notes due 2045

The notes will bear interest at the rate of 4.20% per year. We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2015. The notes will mature on May 15, 2045.

We may redeem some or all of the notes at any time at the applicable redemption price described in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes — Optional Redemption.” There is no sinking fund for the notes.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be unsecured and will rank on parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4.

	Per Note	Total
Price to Public(1)	99.814%	$249,535,000
Underwriting Discount	0.875%	$2,187,500
Proceeds, before expenses, to Tampa Electric Company(1)	98.939%	$247,347,500

(1)	Plus accrued interest, if any, from May 20, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated quotation system. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the book-entry form facilities of The Depository Trust Company on or about May 20, 2015.

Joint Book-Running Managers

BNY Mellon Capital Markets, LLC	MUFG	RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Fifth Third Securities	Scotiabank	The Williams Capital Group, L.P.

The date of this prospectus supplement is May 15, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We and the underwriters are not making an offer of these securities, or soliciting an offer to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such free writing prospectus, or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that also is part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part.

This document is in two parts. The first part of this document is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents which we file or have filed with the SEC on or before the date of this prospectus supplement and which documents are incorporated by reference in this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information.

This prospectus supplement and the documents we incorporate by reference contain forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see “Cautionary Note Regarding Forward-Looking Statements” in the accompanying prospectus and in the documents we incorporate by reference and “Risk Factors” beginning on page S-4 of this prospectus supplement.

In this prospectus supplement, “we,” “our,” “ours” and “us” refers to Tampa Electric Company, unless the context otherwise requires.

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SUMMARY

This summary contains basic information that is important to you. The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety before making an investment decision.

Tampa Electric Company

Tampa Electric Company is a wholly owned subsidiary of TECO Energy, Inc., or TECO Energy, an energy-related holding company. Other TECO Energy subsidiaries include New Mexico Gas Company, Inc., a regulated gas utility operating in the State of New Mexico, and TECO Coal LLC and its subsidiaries, or TECO Coal, which own and operate coal production facilities in the Central Appalachian coal production region. TECO Energy’s wholly-owned subsidiary TECO Diversified, Inc., which is the parent company of TECO Coal, has entered into an agreement to sell all of TECO Energy’s ownership interest in TECO Coal. Completion of the sale is subject to specified closing conditions, including the purchaser’s obtaining financing to pay a portion of the purchase price. Pursuant to the terms of the agreement, as amended, either party may terminate the transaction if the specified closing conditions are not met by June 5, 2015. More information regarding the business, operating results and financial condition of TECO Energy and its subsidiaries is available in the reports filed by TECO Energy with the SEC.

Tampa Electric Company is a public utility company. Its Tampa Electric division, or Tampa Electric, serves approximately 700,000 retail customers in a 2,000-square-mile service area in West Central Florida and has electric generating plants with a net winter system generating capacity of 4,668 megawatts.

Peoples Gas System, also a division of Tampa Electric Company and Florida’s largest gas distribution utility, serves approximately 350,000 residential, commercial, industrial and electric power generating customers in all major metropolitan areas of the state, with an annual natural gas throughput of approximately 1.5 billion therms in 2014.

The principal executive offices of Tampa Electric Company are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-1111.

Other Information

For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement.

The Offering

The following summary contains selected information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities of Tampa Electric Company.”

Issuer	Tampa Electric Company.

Notes Offered	$250,000,000 aggregate principal amount of 4.20% notes due 2045.

Maturity Date	May 15, 2045

Interest Rate	The notes will bear interest at 4.20% per year.

Interest Payment Dates	Semi-annually in arrears on November 15 and May 15, commencing on November 15, 2015.

Denominations	$1,000 with integral multiples of $1,000 in excess thereof.

Optional Redemption	At any time prior to November 15, 2044, we may at our option redeem the notes, in whole or in part, at a “make-whole” redemption price as described under “Description of the Notes—Optional Redemption.” At any time on or after November 15, 2044, we may at our option redeem the notes, in whole or in part, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

Ranking	The notes will be unsecured and will rank on a parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness. As of May 15, 2015, we had no secured indebtedness outstanding.

Use of Proceeds	We expect to use the net proceeds to repay short-term debt and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Additional Issuances	We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the partnership nominee of the depositary, The Depository Trust Company, or DTC, or such other nominee as may be requested by an authorized representative of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	The Bank of New York Mellon.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	You should carefully consider the factors referred to or as described in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-4 and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, before deciding to invest in the notes.

Conflicts of Interest	Because one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from the sale of the notes, a “conflict of interest” may be deemed to exist under FINRA Rule 5121. Therefore, the offering will be made in compliance with such rule. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

RISK FACTORS

In deciding whether to purchase the notes, you should consider carefully the following factors that could cause our operating results and financial condition to be materially adversely affected. You should also consider the other factors that could cause our operating results and financial condition, and the consolidated operating results and financial condition of our parent TECO Energy, to be materially adversely affected which are set forth in Item 1A, “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we filed jointly with our parent TECO Energy, as updated by our and TECO Energy’s subsequent filings with the SEC.

Risks Related to the Notes

We may choose to redeem the notes prior to maturity.

We may redeem all or a portion of the notes at our option at any time. See “Description of the Notes — Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

We cannot provide assurance that an active trading market will develop for the notes.

The notes will constitute a new series of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or quotation on any automated quotation system. We cannot provide assurance that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the notes to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our financial performance and other factors.

Financing Risks

We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility.

We have substantial indebtedness, which has resulted in fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing.

We must meet certain financial tests as defined in the applicable agreements to borrow under our credit facilities. Also, we have certain restrictive covenants in specific agreements and debt instruments. These restrictive covenants could further limit our ability to obtain additional financing.

As of March 31, 2015, we were in compliance with required financial covenants, but we cannot be assured that we will be in compliance with these financial covenants in the future. Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations.

Financial market conditions could limit our access to capital and increase our costs of borrowing or refinancing, or have other adverse effects on our results.

Future financial market conditions could limit our ability to raise the capital we need and could increase our interest costs, which could reduce earnings. If we are not able to issue new debt, or we issue debt at interest rates higher than we expect, our financial results or condition could be adversely affected.

We enter into derivative transactions, primarily with financial institutions as counterparties. Financial market turmoil could lead to a sudden decline in credit quality among these counterparties, which could make in-the-money positions uncollectable.

We enter into derivative transactions with counterparties, most of which are financial institutions, to hedge our exposure to commodity price and interest rate changes. Although we believe we have appropriate credit policies in place to manage the non-performance risk associated with these transactions, turmoil in the financial markets could lead to a sudden decline in credit quality among these counterparties. If such a decline occurs for a counterparty with which we have an in-the-money position, we could be unable to collect from such counterparty.

Declines in the financial markets or in interest rates used to determine benefit obligations could increase our pension expense.

We participate in, and contribute to, the pension plan maintained by our parent TECO Energy. Any future declines in the financial markets or further declines in interest rates could increase the amount of contributions required in the future, and could cause our pension expense to increase.

Our financial condition and results could be adversely affected if our capital expenditures are greater than forecast.

We are forecasting capital expenditures at Tampa Electric to support the current levels of customer growth, to comply with the design changes mandated by the Florida Public Service Commission (FPSC), to harden transmission and distribution facilities against hurricane damage, to maintain transmission and distribution system reliability, to maintain coal-fired generating unit reliability and efficiency, and to add generating capacity at the Polk Power Station. We are forecasting capital expenditures at Peoples Gas System to support customer growth, system reliability, conversion of customers from other fuels to natural gas and to replace bare steel and cast iron pipe.

If our capital expenditures exceed the forecasted levels, we may need to draw on credit facilities or access the capital markets on unfavorable terms. We cannot be sure that we will be able to obtain additional financing, in which case our financial position could be adversely affected.

Our financial condition and ability to access capital may be materially adversely affected by multiple ratings downgrades to below investment grade.

Our senior unsecured debt is rated by Standard & Poor’s (S&P) at BBB+, by Moody’s Investor’s Services (Moody’s) at A2 and by Fitch Ratings (Fitch) at A-. A downgrade to below investment grade by any of the rating agencies, which would in each case require multiple downgrades, may affect our ability to borrow, may change requirements for future collateral or margin postings, and may increase our financing costs, which may decrease our earnings. We may also experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rates due to any such downgrades. In addition, downgrades could adversely affect our relationships with customers and counterparties.

At current ratings, Tampa Electric and Peoples Gas System are able to purchase electricity and gas without providing collateral. If the ratings of Tampa Electric Company decline to below investment grade, Tampa Electric and Peoples Gas System could be required to post collateral to support their purchases of electricity and gas.

General Business and Operational Risks

General economic conditions may adversely affect our businesses.

Our businesses are affected by general economic conditions. In particular, growth in our service area and in Florida is important to the realization of annual energy sales growth. Any weakening of economic conditions, including the Florida housing markets and general economy, could adversely affect our expected performance and our ability to collect payments from customers.

Our businesses are highly regulated; changes in regulation or the regulatory environment could reduce revenues or increase costs or competition.

Tampa Electric and Peoples Gas System operate in highly regulated industries. Our retail operations, including the prices charged, are regulated by the FPSC, and Tampa Electric’s wholesale power sales and transmission services are subject to regulation by the Federal Energy Regulatory Commission. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on our financial performance by, for example, reducing revenues, increasing competition or costs, threatening investment recovery or impacting rate structure.

If Tampa Electric or Peoples Gas System earn returns on equity above their respective allowed ranges, our earnings could be subject to review by the FPSC, which could result in refunds to customers, which could reduce earnings and cash flow.

Changes in the environmental laws and regulations affecting our businesses could increase our costs or curtail our activities.

Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses’ activities.

Proposed new regulations on the disposal and/or storage of coal combustion residuals (CCRs) could add to our operating costs.

In response to a coal ash pond failure in December 2008 at another utility, the U.S. Environmental Protection Agency (EPA) proposed new regulations for the management and disposal of CCRs. The final rule was published in the Federal Register in April 2015, with an effective date in late 2015, and designates CCRs as non-hazardous wastes. The designation of CCRs as non-hazardous wastes allows for the continued operation of ash impoundments on Tampa Electric’s facilities; however, this designation may impose additional administrative and compliance requirements, which could increase costs.

It is expected that the rules will be subjected to litigation, which could have a material impact on both the content and the timing of the implementation of the rules. Accordingly, the outcome of this rule-making process and its impact on our businesses cannot be determined at this time. While certain costs related to environmental compliance are currently recoverable from customers under Florida’s Environmental Cost Recovery Clause (ECRC), we cannot be assured that any increased costs associated with complying with those regulations will be eligible for such treatment.

Federal or state regulation of Green House Gas (GHG) emissions, depending on how they are enacted, could increase our costs or the rates charged to our customers, which could curtail sales.

We have a significant number of stationary sources with air emissions. While GHG emission regulations have been proposed, both at the federal and state level, none has been passed at this time and, therefore, costs to reduce GHGs are unknown. Presently there is no viable technology to remove CO2 post-combustion from conventional coal-fired units such as our Big Bend units. New rules requiring post-combustion CO2 removal could require significant investment in what is essentially experimental technology, costly conversion to natural gas fuel, or a premature shut-down of the units, which would result in non-cash write-offs.

Current regulation in Florida allows utility companies to recover from customers prudently incurred costs for compliance with new environmental regulations. We would expect to recover from customers the costs of power plant modifications or other costs required to comply with new GHG emission regulation. If the regulation allowing cost recovery is changed and the cost of compliance is not recovered through Florida’s ECRC, we could seek to recover those costs through a base-rate proceeding, but we cannot be assured that the FPSC would grant such recovery.

In a June 25, 2013, memorandum to the EPA, President Obama directed that agency to issue new emissions standards for future power plants as well as modified, reconstructed or existing power plants to reduce GHG emissions. The new standards, which were released in the fall of 2013, essentially mandate that no new coal fired power plants will be constructed in the U.S. On June 2, 2014, the EPA released a comprehensive proposed rule which it calls the “Clean Power Plan,” aiming to cut GHG emissions from existing power plants by 30% from their 2005 levels by 2030, with an interim goal for the period from 2020 through 2029. Under the proposed rule, each state would have to reduce CO2 emissions on a state-wide basis by an amount specified by the EPA. The EPA determined the target amount for each state based on its view of each state’s options, including: making power plant efficiency upgrades; shifting from coal to natural gas generation; investing in zero- and low-emitting power sources, such as renewable and nuclear energy; and implementing customer energy efficiency programs. Because the 30% reduction target is an average across all states, some states have higher or lower target emission reduction goals under the proposed rule than the average. Based on current emissions, Florida has a reduction goal of 38%, which is higher than the national average. Under the proposed rules, states will have flexibility in designing programs to meet their emission reduction targets, including the four approaches noted above or any other measures they choose to adopt, for example, carbon tax and cap-and-trade. The EPA is scheduled to finalize the rule by June 1, 2015, and states will have until June 30, 2016, to submit plans to achieve their target emission reductions (subject to extension and EPA approval of the states’ plans). It is unclear whether Florida’s proposed implementation plan will take into consideration emission reductions achieved prior to 2005 or if that baseline year will be changed in the comment process. The 2005 baseline year does not take into consideration the significant reductions in greenhouse gas emissions we achieved prior to 2005 (a reduction of approximately five million tons since 1998). If the 2005 baseline year remains unchanged (which due to our previous reductions in greenhouse gas emissions was our lowest emitting year), it may be more difficult for us to achieve the proposed reductions than other utilities in a cost-effective manner, especially when compared to utilities in other states that have lower emission reduction targets under the proposed rules. It is expected that the rules will be subjected to litigation, which could have a material impact on both the content and the timing of the implementation of the rules. Accordingly, the outcome of this rule-making process and its impact on our businesses cannot be determined at this time; however, it could result in increased operating costs, or decreased operations at Tampa Electric’s coal-fired plants. While certain costs related to environmental compliance are currently recoverable from customers under Florida’s ECRC, we cannot be assured that any increased costs associated with complying with those regulations will be eligible for such treatment.

Among other rules, the EPA has proposed and is implementing a number of new rules, including the Cross State Air Pollution Rule (CSAPR) and Hazardous Air Pollutants (HAPS) Maximum Achievable Control Technology (MACT) for emissions into the air, and a number of new rules focused on water use and discharges from power generation facilities.

Together these air focused rules would impose stringent reductions in several pollutants from electric utility steam generators, primarily coal-fired, but including oil-fired as well. If the CSAPR rule is implemented as planned, the EPA has estimated that the implementation of CSAPR would require significant investment in pollution-control equipment for units not already equipped or could result in the retirement of primarily smaller, older coal-fired power stations that do not currently have state-of-the-art air pollution-control equipment already installed.

The EPA’s proposed water focused rules could limit the supply of water available to our power generating facilities, which would require us to invest significant capital in new equipment and would increase our operating costs.

A mandatory renewable energy portfolio standard (RPS) could add to our costs and adversely affect our operating results.

In past sessions of the Florida legislature, an RPS was debated but ultimately not enacted; however, an RPS standard could be enacted in the future. In addition, there is the potential that legislation could be proposed in the U.S. Congress to introduce an RPS at the federal level. It remains unclear if or when action on such legislation would be completed. We could incur significant costs to comply with an RPS, and our operating results could be adversely affected if we were not permitted to recover these costs from customers through Florida’s ECRC.

We, the state of Florida and the nation as a whole are increasingly dependent on natural gas to generate electricity and as an alternative to higher-cost petroleum fuels. There may not be adequate infrastructure to deliver adequate quantities of natural gas to meet the expected future demand, and the expected higher demand for natural gas may lead to increasing costs for the commodity.

In Florida and across the United States, utilities are increasingly relying on natural gas for new electric generating plants in response to GHG emissions concerns and attractive natural gas prices. Industrial customers and vehicle fleets are converting to natural gas based on attractive economics and lower emissions. Currently, there is an adequate supply and infrastructure to meet demand for natural gas in Florida and nationally. However, if future supplies are inadequate or if significant new investment is required to install the pipelines necessary to transport the gas, the cost of natural gas could rise.

Currently, we are allowed to pass the cost for the commodity gas and transportation services through to customers without profit. Changes in commodity gas cost recovery regulations could reduce earnings if they required us to bear a portion of the increased cost. In addition, increased costs to customers could result in lower sales.

Our businesses are sensitive to variations in weather and the effects of extreme weather, and have seasonal variations.

Our businesses are affected by variations in general weather conditions and unusually severe weather. Our energy sales are particularly sensitive to variations in weather conditions. We forecast energy sales on the basis of normal weather, which represents a long-term historical average. If climate change or other factors cause significant variations from normal weather, this could have a material impact on our energy sales.

Peoples Gas System, which has a typically short but significant winter peak period that is dependent on cold weather, is more weather-sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Tampa Electric and Peoples Gas System.

The state of Florida is exposed to extreme weather, including hurricanes, which can cause damage to our facilities and affect our ability to serve customers.

As a company with electric service and natural gas operations in peninsular Florida, we are exposed to extreme weather events, such as hurricanes. Extreme weather conditions can be destructive, causing outages and property damage that require us to incur additional expenses. Extensive customer outages could reduce revenue collections. If warmer temperatures lead to changes in extreme weather events (increased frequency, duration and severity), these expenses could be greater.

While we have storm preparation and recovery plans in place, and Tampa Electric and Peoples Gas System have historically been granted regulatory approval to recover or defer the majority of significant storm costs incurred, extreme weather still poses risks to our operations and storm cost-recovery petitions may not always be granted or may not be granted in a timely manner. If costs associated with future severe weather events cannot be recovered in a timely manner, or in an amount sufficient to cover actual costs, our financial condition and operating results could be adversely affected.

Commodity price changes may affect the operating costs and competitive positions of our business.

Our business is sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices we charge, our operating costs and the competitive position of our products and services.

In the case of Tampa Electric, fuel costs used for generation are affected primarily by the cost of coal and natural gas. Tampa Electric is able to recover prudently incurred costs of fuel through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

The ability to make sales and the margins earned on wholesale power sales are affected by the cost of fuel to Tampa Electric, particularly as it compares to the costs of other power producers.

In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers’ bills, but increases in gas costs affect total retail prices and, therefore, the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

Our results may be affected by changes in customer energy-usage patterns.

For the past several years, at Tampa Electric, and electric utilities across the country, weather-normalized energy consumption per residential customer declined due to the combined effects of voluntary conservation efforts, economic conditions, improvements in lighting and appliance efficiency, trends toward smaller single family houses and increased multi-family housing.

Our forecasts are based on normal weather patterns and historical trends in customer energy-usage patterns. Tampa Electric’s and Peoples Gas System’s ability to increase energy sales and earnings could be negatively impacted if customers continue to use less energy in response to increased energy efficiency, economic conditions or other factors.

Our computer systems and our infrastructure may be subject to cyber (primarily electronic or internet-based) or physical attacks, which could disrupt operations, cause loss of important data or compromise customer, employee-related or other critical information or systems, or adversely affect our business and financial results and condition.

There have been an increasing number of cyber-attacks on companies around the world, which have caused operational failures or compromised sensitive corporate or customer data. These attacks have occurred over the Internet, through malware, viruses, or attachments to e-mails, through persons inside of the organization or through persons with access to systems inside of the organization.

We have security systems and infrastructure in place that are designed to prevent such attacks, and these systems are subject to internal, external and regulatory audits to ensure adequacy. Despite these efforts, we cannot be assured that a cyber-attack will not cause electric or gas system operational problems, disruptions of service to customers, compromise important data or systems, or subject us to additional regulation, litigation or damage to our reputation.

There have also been physical attacks on critical infrastructure at other utilities. While our transmission and distribution system infrastructure is designed and operated in such a manner to mitigate the impact of this type of attack, in the event of a physical attack that disrupts service to customers, revenues would be reduced and costs would be incurred to repair any damage. These types of events, either impacting our facilities or the industry in general, could also cause us to incur additional security- and insurance-related costs, and could have adverse effects on our business and financial results and condition.

We rely on some natural gas transmission assets that we do not own or control to deliver natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell natural gas and supply natural gas to our electric generating stations may be hindered.

We depend on transmission facilities owned and operated by other utilities and energy companies to deliver the natural gas we sell to the wholesale and retail markets, as well as the natural gas we purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

Potential competitive changes may adversely affect our regulated electric and gas businesses.

There is competition in wholesale power sales across the country. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Although not expected in the foreseeable future, changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect our business and its expected performance.

The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System’s results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

Increased customer use of distributed generation could adversely affect our regulated electric utility business.

In many areas of the country there is growing use of rooftop solar panels, small wind turbines and other small-scale methods of power generation, called distributed generation, by individual residential, commercial and industrial customers. Distributed generation is encouraged and supported by various special interest groups, tax incentives, renewable portfolio standards and special rates designed to support such generation. Additionally, the EPA’s proposed “Clean Power Plan” rule, if enacted as proposed, could have the effect of providing greater incentives for distributed generation in order to meet state-based emission reduction targets under the proposed rule. See “Federal or state regulation of Green House Gas (GHG) emissions, depending on how they are enacted, could increase our costs or the rates charged to our customers, which could curtail sales” above.

Increased usage of distributed generation, particularly in those states where solar or wind resources are the most abundant, is reducing utility electricity sales but not reducing the need for ongoing investment in infrastructure to maintain or expand the transmission and distribution grid to reliably serve customers. Continued utility investment not supported by increased energy sales causes rates to increase for customers, which could further reduce energy sales and reduce profitability.

There is a potential for an amendment to the Florida constitution to be on the ballot in 2016 that would promote increased use of solar energy to generate electricity, and the Florida legislature may consider similar measures in the future.

A potential amendment to the Florida constitution in 2016, or similar action that may be considered by the Florida legislature in the future, would encourage the installation of solar arrays to generate electricity by retail customers and third parties, and to allow sales of electricity by non-utility generators. Increased use of solar generation and sales by third parties would reduce energy sales and revenues at Tampa Electric. In addition, Tampa Electric could make investments in facilities to serve customers during periods that solar energy is not available that would not be profitable.

From time to time, we are a party to legal proceedings that may result in a material adverse effect on our financial condition.

From time to time, we are a party to, or otherwise involved in, lawsuits, claims, proceedings, investigations and other legal matters that have arisen in the ordinary course of conducting our business. While the outcome of these lawsuits, claims, proceedings, investigations and other legal matters which we are a party to, or otherwise involved in, cannot be predicted with certainty, an adverse outcome could result in a material adverse effect on our financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31, 2015	Twelve Months Ended March 31, 2015	Year Ended December 31,
			2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	4.32x	4.57x	4.59x	4.23x	3.84x	3.68x	3.69x

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt premium and an estimate of the interest component of rentals. Interest expense includes total interest expense, excluding Allowance for Funds Used During Construction, and an estimate of the interest component of rentals.

CAPITALIZATION

The following table summarizes the historical capitalization of Tampa Electric Company at March 31, 2015, and its capitalization as adjusted to reflect the issuance and sale of notes contemplated by this prospectus supplement based on estimated net proceeds of $246.8 million and our application of the net proceeds in the manner described in “Use of Proceeds” in this prospectus supplement.

	March 31, 2015
	Actual Amounts	As Adjusted
	($ in millions)
Cash and cash equivalents	$15.0	$131.5

Short-term debt	47.0	—
Long-term debt due within one year	83.3	—
Long-term debt, less amount due within one year	2,013.8	2,263.3

Total debt	2,144.1	2,263.3
Common equity	2,456.6	2,456.6

Total capitalization	$4,600.7	$4,719.9

USE OF PROCEEDS

We estimate that the net proceeds (after deducting the underwriting discount and estimated offering expenses payable by us) from this offering will be approximately $246.8 million. We expect to use the net proceeds from this offering to repay amounts drawn on our unsecured credit facility and for general corporate purposes, including the working capital needs of Tampa Electric Company. To the extent we use the net proceeds, in lieu of cash from sales of accounts receivable of Tampa Electric Company under our accounts receivable credit facility, to fund the working capital needs of Tampa Electric Company it has the effect of repaying our accounts receivable credit facility as accounts receivable are collected.

Amounts drawn on our unsecured credit facility and on our accounts receivable credit facility, and the respective interest rates on those amounts, all fluctuate daily. Our unsecured credit facility matures on December 17, 2018, and our accounts receivable credit facility matures on March 23, 2018.

Certain affiliates of the underwriters are lenders under our unsecured credit facility and under our accounts receivable credit facility, and will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes that we are offering supplements the description of the general terms of the debt securities under the caption “Description of Debt Securities of Tampa Electric Company” in the accompanying prospectus.

The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture dated as of July 1, 1998, as amended by a third supplemental indenture thereto, and as further amended by a tenth supplemental indenture thereto, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, and as supplemented by a twelfth supplemental indenture thereto between us and The Bank of New York Mellon, as Trustee, which has been filed with the SEC as an exhibit to the Registration Statement of which the prospectus forms a part. The indenture provides for the issuance from time to time of various series of debt securities, including the notes.

For purposes of the following description, unless otherwise indicated, a business day is any day that is not (i) a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, or (ii) a day on which the Corporate Trust Office of the Trustee is closed for business.

General

The initial aggregate principal amount of the notes offered under this prospectus supplement is $250,000,000. The notes will mature on May 15, 2045.

The notes will bear interest at 4.20% per year (computed based on a 360-day year consisting of twelve 30-day months). Interest on the notes will be payable semi-annually in arrears on November 15 and May 15 of each year, commencing November 15, 2015. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day preceding the respective interest payment date (whether or not a business day); provided, however, that so long as the notes are registered in the name of DTC, its nominee or a successor depositary, the record date for interest payable on any interest payment date for the notes so registered will be the close of business on the business day immediately preceding such interest payment date.

Interest payable on the notes on any interest payment date or on the maturity date will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to, but excluding, such interest payment date or the maturity date, as the case may be. In the event that any interest payment date for the notes (other than the interest payment date that is the maturity date of the notes) would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day.

The notes do not have a sinking fund.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms (except for the issue date, price to public and, if applicable, the first interest payment date), and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Ranking

The notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. The notes will be effectively subordinated to our secured indebtedness, if any, to the extent of the collateral securing those obligations. Holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding. As a result, you may receive less, ratably, than holders of secured indebtedness.

Form

The notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The notes will be initially issued as global securities. See “ — Book-Entry, Delivery and Form” below for additional information concerning the notes and the book-entry system. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. Settlement of the sale of the notes to the underwriters will be in immediately available funds. Although there is no established trading market for the notes and there is no assurance that an active trading market for the notes will develop, if the notes do trade, they will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in the City of New York.

Optional Redemption

Prior to November 15, 2044, we may redeem all or any part of the notes at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed that would be due if such notes matured on November 15, 2044 (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points (0.20%), as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to, but excluding, the redemption date. From and after November 15, 2044, the notes are subject to redemption in whole or in part at our option at a redemption price equal to 100% of the principal amount of notes then outstanding to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We will deliver a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the Trustee will select in a fair and appropriate manner the notes to be redeemed (or, in the case of notes held in global form, DTC will select the notes to be redeemed in accordance with its standard procedures).

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

“Comparable Treasury Issue” means with respect to any redemption date the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed if such notes matured on November 15, 2044 that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes, provided, however, that if the period from the date of redemption of the Notes to November 15, 2044, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means BNY Mellon Capital Markets, LLC, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., or any of their respective successors, as designated by us, or if all of those firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means a Primary Treasury Dealer (as defined below) selected by BNY Mellon Capital Markets, LLC, a Primary Treasury Dealer (as defined below) selected by Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, a Primary Treasury Dealer (as defined below) selected by SunTrust Robinson Humphrey, Inc., LLC, or their affiliates and each of their respective successors, and one other Primary Treasury Dealer selected by us, provided that if any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Book-Entry, Delivery and Form

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Tampa Electric Company believes to be reliable, but Tampa Electric Company takes no responsibility for its accuracy.

The notes will be issued in global form. Each global note will be deposited on the date of the closing of the sale of the notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee, or such other nominee as may be requested by an authorized representative of DTC.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the owner of such global note for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security:

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such note.

Global notes may be exchanged in whole for certificated securities only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the global notes or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either case, we fail to appoint a successor depository within 90 days;

•	we, in our sole discretion, notify the Trustee in writing that we elect to cause the issuance of certificated securities; or

•	there has occurred and is continuing an event of default under the indenture.

The following is based solely on information furnished by DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by the New York Stock Exchange, Inc., NYSE MKT LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. The references to DTC’s websites are not intended to incorporate information on those websites into this prospectus by reference.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Principal and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Tampa Electric Company or the Trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the Trustee or Tampa Electric Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Tampa Electric Company or the Trustee, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to a tender agent, and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s account.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to Tampa Electric Company or the Trustee. Under such circumstances, in the event that Tampa Electric Company does not appoint a successor securities depository, note certificates will be printed and delivered.

Tampa Electric Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The Trustee

The Trustee is The Bank of New York Mellon, which maintains banking relationships with us and our affiliates in the ordinary course of business and serves as trustee under other indentures with some of our affiliates. The Trustee also is a party to our unsecured credit facility. If the Trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it will be required to eliminate the conflict or resign.

UNDERWRITING (CONFLICTS OF INTEREST)

BNY Mellon Capital Markets, LLC, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions specified in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, severally and not jointly, the principal amount of the notes set forth opposite the underwriter’s name below.

Underwriter	Principal Amount of Notes
BNY Mellon Capital Markets, LLC	56,250,000
Mitsubishi UFJ Securities (USA), Inc.	56,250,000
RBC Capital Markets, LLC.	56,250,000
SunTrust Robinson Humphrey, Inc.	56,250,000
Fifth Third Securities, Inc.	8,334,000
Scotia Capital (USA) Inc.	8,333,000
The Williams Capital Group, L.P.	8,333,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be correspondingly increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a concession on sales to other dealers not to exceed 0.25% of the principal amount of the notes. After the initial public offering, the representatives may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $525,000.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriting syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise might exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters, and some of their affiliates, have performed investment banking, financial advisory, commercial banking and other services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business, for which they will receive customary fees and commissions in connection with these services. The Bank of New York Mellon, the Trustee, is an affiliate of BNY Mellon Capital Markets, LLC, one of the joint book-running managers of this offering. In addition, affiliates of certain of the underwriters are lenders under our unsecured credit facility and under our accounts receivable credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters and their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

Certain affiliates of the underwriters, the Trustee and an affiliate of the Trustee will receive a portion of the net proceeds from this offering, and are deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Therefore, this offering is being conducted in accordance with FINRA Rule 5121. Because the notes are “investment grade” rated as defined in FINRA Rule 5121, a qualified independent underwriter is not required. However, no underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

LEGAL MATTERS

Locke Lord LLP will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Tampa Electric Company for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Tampa Electric Company is subject to the reporting requirements of the Exchange Act and files reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. The website is not part of this prospectus supplement or the accompanying prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus supplement. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	the portions of TECO Energy’s definitive proxy statement on Schedule 14A filed on March 11, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	our Current Report on Form 8-K filed on March 30, 2015.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any other related free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such free writing prospectus, or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

TAMPA ELECTRIC COMPANY

Debt Securities

First Mortgage Bonds

Preferred Stock

Tampa Electric Company may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness, first mortgage bonds and preferred stock.

This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this prospectus, before you make your investment decision.

See risk factors on page 4 for information on where to find a discussion of certain factors that should be considered by prospective investors in these securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 6, 2015

Tampa Electric Company

TECO Plaza • 702 North Franklin Street • Tampa, Florida 33602 • (813) 228-1111

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement in one or more offerings. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Whenever a reference is made in this prospectus to one of our contracts or other documents, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website as indicated below under the heading “Where You Can Find More Information.”

In this prospectus, “we,” “our,” “ours” and “us” refer to Tampa Electric Company unless otherwise specified or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Tampa Electric Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed with the SEC jointly by us and TECO Energy are also available on TECO Energy’s website at www.tecoenergy.com. TECO Energy’s website is not part of this prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the Annual Report on Form 10-K of Tampa Electric Company for the year ended December 31, 2014, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	earnings estimates and outlooks;

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	potential future merger opportunities and/or asset sales or monetizations; and

•	sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. New risks and uncertainties come up from time to time, and we are not able to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including those set forth under “Risk Factors” in our filings with the SEC.

You should also keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. We do not intend to update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings filed after such annual report. The risks described in this prospectus and in our SEC filings which are incorporated by reference herein, as well as additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, could materially and adversely affect our business, results of operations, prospects, liquidity, financial condition and/or future operating results.

USE OF PROCEEDS

We will describe in the applicable prospectus supplement how we intend to use the net proceeds from the sale of the securities.

TAMPA ELECTRIC COMPANY

Tampa Electric Company is a public utility company that is a wholly owned subsidiary of TECO Energy. Its Tampa Electric division provides retail electric service to customers in west central Florida. Its Peoples Gas System division is engaged in the purchase and distribution of natural gas to residential, commercial and industrial and electric power generation customers throughout Florida.

Tampa Electric Company’s principal executive offices are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602. Tampa Electric Company’s telephone number is (813) 228-1111.

DESCRIPTION OF DEBT SECURITIES OF TAMPA ELECTRIC COMPANY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to Tampa Electric Company.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. If we issue debt securities, we will issue them in one or more series under an indenture dated as of July 1, 1998 between Tampa Electric Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. We filed the indenture as an exhibit to Amendment No. 1 to Tampa Electric Company’s Registration Statement on Form S-3 dated July 13, 1998 (Registration No. 333-55873). The following description of the terms of the debt securities summarizes the material terms of the debt securities. The description is not complete and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•	whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities;”

•	any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities not inconsistent with the terms of the indenture.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any series of debt securities will be payable at the corporate trust office of The Bank of New York Mellon specified for such series of securities and otherwise in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

We will have the right to redeem the debt securities only upon written notice to the holders mailed between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•	after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•	the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

The indenture provides that we and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default under a covenant or provision set forth in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

The Trustee

The trustee is The Bank of New York Mellon, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF FIRST MORTGAGE BONDS OF TAMPA ELECTRIC COMPANY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to Tampa Electric Company.

The first mortgage bonds will be issued under and secured by the Twentieth Supplemental Indenture dated as of December 1, 2013 between Tampa Electric Company and U.S. Bank National Association, successor to State Street Bank and Trust Company, as trustee, mortgagee and secured party (which Twentieth Supplemental Indenture constitutes an amendment and restatement of the Indenture of Mortgage among Tampa Electric Company, State Street Trust Company and First Savings & Trust Company of Tampa dated as of August 1, 1946), as such Twentieth Supplemental Indenture is supplemented and modified by one or more future supplemental indentures creating each new series of first mortgage bonds, which we refer to hereinafter as the indenture.

Copies of the instruments constituting the indenture are filed as exhibits to the registration statement of which this prospectus is a part and reference is made thereto for further information including definitions of certain terms used herein. The following description of the terms of the first mortgage bonds summarizes the material terms of the first mortgage bonds. The description is not complete and we refer you to the indenture, as it may be amended or restated, which we incorporate by reference.

General

We will issue first mortgage bonds only in fully registered form, without coupons and in denominations of $1,000 or multiples of $1,000 unless otherwise stated in the prospectus supplement. The principal of, and any premium and interest on, any series of first mortgage bonds will be payable at the corporate trust office of U.S. Bank National Association specified for such series of first mortgage bonds and otherwise in New York, New York. First mortgage bonds will be exchangeable for a like aggregate principal amount of first mortgage bonds of other authorized denominations, and will be transferable at the trustee’s corporate trust office, without payment of any charge other than for any stamp tax or other governmental charge incident thereto.

Unless otherwise indicated in a prospectus supplement relating to the first mortgage bonds, there are no provisions in the Indenture that require the us to redeem, or permit the holders to cause a redemption of, the first mortgage bonds or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Certain Terms and Provisions

The relevant prospectus supplement will describe the terms of any series of first mortgage bonds being offered pursuant to this prospectus, including:

•	the title of the first mortgage bonds;

•	any limit on the total principal amount of the first mortgage bonds and the minimum denominations if different from multiples of $1,000;

•	the date or dates on which the principal of the first mortgage bonds will be payable or the method by which such date or dates will be determined, and the right, if any, to extend the maturity of the first mortgage bonds and the duration of any such extension;

•	the rate or rates at which the first mortgage bonds will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which any such interest will accrue, and the interest payment dates;

•	the terms and conditions, if any, on which we may redeem the first mortgage bonds;

•	any obligation we may have to redeem or purchase the first mortgage bonds pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder;

•	any additional covenants for the benefit of the holders of the first mortgage bonds, including any restrictions on the payment of dividends or our purchase or redemption of our stock; and

•	other material terms of the first mortgage bonds not inconsistent with the terms of the indenture.

Security and Priority of Lien

The first mortgage bonds will be secured by the indenture equally and ratably with any additional first mortgage bonds that may be issued under the indenture. The indenture creates, as security for such outstanding or any additional first mortgage bonds, a first mortgage lien (subject to permitted encumbrances as defined in the indenture) upon certain electric utility property owned by us and described in the applicable prospectus supplement.

Issuance of Additional Bonds and Withdrawal of Cash Deposited Against Such Issuance

The principal amount of first mortgage bonds which we may issue under the indenture is not limited except as follows. First mortgage bonds of any series may be issued from time to time on the basis of (i) 60% of property additions, and (ii) 100% of cash deposited with the trustee. The issuance of new first mortgage bonds is subject to net earnings available for interest for 12 consecutive months out of the preceding 15 months being at least two times the annual interest requirements on all first mortgage bonds and all prior lien debt to be outstanding. Cash deposited with the trustee may be withdrawn upon certification that we would be able to issue at least $1.00 of additional first mortgage bonds after such withdrawal.

Global Securities

If we decide to issue first mortgage bonds in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the first mortgage bonds.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for first mortgage bonds of a series that are issued in global form. None of Tampa Electric Company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global first mortgage bond or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Defaults

A default is defined in the indenture as (a) failure to pay the principal or premium when due, (b) failure to pay interest for 30 days after becoming due, (c) failure to discharge or satisfy any sinking, improvement, maintenance, or renewal and replacement fund obligation for 60 days after becoming due, (d) failure to perform or observe other covenants, agreements or conditions for 90 days after notice, (e) entry of an order for reorganization or appointment of a trustee or receiver and continuance of such order or appointment unstayed for 90 days, (f) certain adjudications, petitions or consents in bankruptcy, insolvency or reorganization proceedings or (g) rendering of a judgment in excess of $50 million and its continuance unsatisfied for 90 days.

Within 90 days after the occurrence of a default (not including any period of grace and irrespective of the giving of any required notice) the trustee shall give to the first mortgage bondholders notice of all defaults known to the trustee, unless such defaults shall have been cured before the giving of such notice, but in the case of a default described in clause (d) above, no such notice shall be given until at least 60 days after the occurrence thereof; provided, however, that except in the case of default in the payment of the principal of or interest on any of the first mortgage bonds, or in the payment of any sinking, improvement or purchase fund installment, the trustee shall be protected in withholding such notice if and so long as its board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the first mortgage bondholders. The indenture does not require the trustee to give any notice of any default that has been cured.

In case one or more defaults shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the first mortgage bonds outstanding may accelerate the maturity of all the first mortgage bonds then outstanding. Such acceleration and its consequences may be annulled, prior to the sale of any part of the trust estate under the indenture, by the holders of not less than a majority in principal amount of the first mortgage bonds then outstanding, but only if all defaults have been cured and all payments due (other than by acceleration) have been made.

The holders of not less than a majority in principal amount outstanding of the first mortgage bonds have the right to require the trustee to enforce the indenture, but the trustee is entitled to receive reasonable indemnity and under certain circumstances is not required to act.

Modification of Indenture and Waiver of Default

The rights of the first mortgage bondholders may be modified with the consent of the holders of 75% of the principal amount outstanding of the first mortgage bonds, including not less than 60% of the principal amount outstanding of each series affected, except that no modification of the terms of maturity or payment of principal, premium or interest is effective against any first mortgage bondholder without its consent and no modification permitting additional, prior or parity liens or reducing the percentage of first mortgage bonds required for modification is effective without the consent of the holders of all of the outstanding bonds.

The holders of not less than 75% in aggregate principal amount of the first mortgage bonds then outstanding (including not less than 60% in principal amount of the first mortgage bonds of each series) may waive any past default and its consequences (except a default in the payment of principal of, premium, if any, or interest on any first mortgage bond).

We furnish written statements to the trustee annually and when certain events occur to show that we are in compliance with the indenture and that there are no defaults under the indenture.

The Trustee

The trustee is U.S. Bank National Association, which maintains banking relationships with us in the ordinary course of business.

DESCRIPTION OF PREFERRED STOCK OF TAMPA ELECTRIC COMPANY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to Tampa Electric Company.

We currently have authorized 1,500,000 shares of undesignated preferred stock, $100 par value per share, and 2,500,000 shares of undesignated preferred stock, no par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series.

Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

The holders of Preferred Stock are not entitled to vote except:

•	with respect to certain corporate actions as described in our charter that would affect the powers, preferences or special rights of the series of the outstanding preferred stock;

•	with respect to the election of directors in the event of our failure to pay dividends on the series in an amount equal to or more than six quarterly dividends; or

•	as required by Florida law.

On matters on which holders of shares of our preferred stock are entitled to vote, each holder of preferred stock, $100 par value, is entitled to one vote for each share held, and each holder of preferred stock, no par value, is entitled to one vote per $100 of liquidation value plus a pro rata fraction of one vote for each fraction of $100 liquidation value;

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

•	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

•	senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

•	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

•	junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

PLAN OF DISTRIBUTION

We may sell any of the securities:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell any of the securities from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

We may directly solicit offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of any of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under the prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Each series of securities offered under this prospectus will be a new issue with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

In connection with particular offerings of securities hereby in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Locke Lord LLP, Boston, Massachusetts, or counsel named in the applicable prospectus supplement. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tampa Electric Company for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

Tampa Electric Company

4.20% Notes due 2045

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNY Mellon Capital Markets, LLC	MUFG	RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Fifth Third Securities	Scotiabank	The Williams Capital Group, L.P.

May 15, 2015